                                                                Exhibit 99.4(b)

                       SUN INTERNATIONAL HOTELS LIMITED
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands of Dollars Except Per Share Data)
                                 (Unaudited)

                                                          For the Three Months
                                                             Ended March 31,
                                                          --------------------
                                                            2000        1999
                                                          --------    --------
Revenues:
    Casino and resort revenues                            $200,872    $185,700
    Less: promotional allowances                           (15,078)    (13,372)
                                                          --------    --------
                                                           185,794     172,328
    Tour operations                                          8,621       6,899
    Management and other fees                                7,749      11,107
    Other                                                      729         706
                                                          --------    --------
                                                           202,893     191,040
                                                          --------    --------

Expenses:
    Casino and resort expenses                             112,158     104,448
    Tour operations                                          7,969       7,029
    Selling, general and administrative                     25,436      20,313
    Corporate expenses                                       5,794       5,377
    Depreciation and amortization                           14,355      13,682
                                                          --------    --------
                                                           165,712     150,849
                                                          --------    --------

Operating Income                                            37,181      40,191

Other income and expenses:
    Interest income                                            841       3,414
    Interest expense, net of capitalization                (11,476)    (11,922)
    Equity in earnings of associated companies               1,145       1,191
    Other, net                                                   -         672
                                                          --------    --------

Income before income taxes                                  27,691     33,546

Provision for income taxes                                    (354)    (2,158)
                                                          --------    --------

Net income                                                $ 27,337    $ 31,388
                                                          ========    ========

Diluted earnings per share                                $   0.83    $   0.92

Weighted average number of shares outstanding (a)           33,080      34,221

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(a)  Includes the effect of outstanding stock options.